SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2013 (March 22, 2013)

Neuralstem, Inc.

(Exact name of registrant as specified in Charter)

Delaware	000-1357459	52-2007292
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

9700 Great Seneca Highway, Rockville, Maryland 20850
(Address of Principal Executive Offices)

(301) 366-4841
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On March 22, 2012, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Technology III, L.P. (“Hercules”) pursuant to which we received a $8 million term loan from Hercules of which we received net proceeds of $7,887,958.50 after deducting origination and lender legal fees. The Loan Agreement also provides for funding of an additional $2,000,000 in the event that we enter into partnerships resulting in up-front cash proceeds to us of $4,500,000 or more, as well as satisfy other conditions as more fully described in the Loan Agreement (“Additional Draw”). The loan bears interest at a rate per annum equal to the greater of (i) 11.0% or (ii) 11.0% plus the sum of the prime rate minus 3.25% and matures on June 1, 2016 or, in the event an Additional Draw is made, the maturity date shall be September 1, 2016.

Pursuant to the terms of the Loan Agreement, we will make interest-only payments until December 1, 2013 unless the Additional Draw is made at which time the interest-only period will be extended until March 1, 2014 and thereafter repay the principal balance of the loan with interest until the applicable maturity date.

In connection with the Loan Agreement we also entered into an intellectual property security agreement (“IPSA”), whereby as a result of both agreements, we granted first priority liens and security interests in substantially all of our assets (including all of our intellectual property) as collateral for the obligations under the Loan Agreement.

The Loan Agreement also contains representations and warranties by us and Hercules and indemnification provisions in favor of Hercules and customary covenants (including limitations on other indebtedness, liens, acquisitions, investments and dividends, but no financial covenants), and events of default (including payment defaults, breaches of covenants following any applicable cure period, a material impairment in the perfection or priority of Hercules’ security interest or in the collateral, and events relating to bankruptcy or insolvency).

Pursuant to the Loan Agreement, Hercules has the right to participate, in an amount of up to $1,000,000, in subsequent private placements of our equity securities, prior to the repayment of the loan, resulting in gross proceeds to us of at least $10,000,000. Additionally, we have the right to pay up to $1,000,000 of principal through the issuance of our common stock. Moreover, Hercules has right to require us to pay up to $1,000,000 of principal through the issuance of our common stock. The right or obligation to make a portion of the principal in common stock is subject to certain conditions as more fully described in the Loan Agreement.

In connection with the Loan Agreement, we issued to Hercules a five-year warrant to purchase 648,808 shares of our common stock at an exercise price of $1.0789 per share (the “Warrant”). The number of shares underlying the Warrant and the exercise price are subject to adjustment upon the occurrence of a non-public offering occurring between December 22, 2012 and March 22, 2014, a merger event, reclassification of shares, subdivision or combination of shares, or dividends as described in the Warrant.

In connection with the loan origination, we paid Tripoint Global Equity, LLC (“Advisor”): (i) a cash in the amount of $290,000, including the reimbursement of legal fees, (ii) 259,740 common shares (“Advisor Shares”), and (iii) an advisor warrant, to purchase 648,798 common shares (“Advisor Warrant”), having the same terms and conditions as the Warrant except that there are no adjustments upon subsequent financing and the addition of cashless exercise after 6 months from the date of issuance if underlying shares are not subject to an effective registration statement.

The descriptions of the Loan Agreement and the Warrant contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the Loan Agreement and the Warrant, including exhibits thereto, which are attached to this Current Report on Form 8-K as Exhibit 10.01 and Exhibit 4.01, respectively, and are incorporated herein by reference.

On March 25, 2013, we issued a press release regarding the Loan Agreement and the Warrant, which is attached hereto as Exhibit 99.01.

Item 2.03.        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The Warrant, Advisor Warrant and the Advisor Shares were issued in reliance on the exemption from registration provided for under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 9.01        Financial Statement and Exhibits.

Exhibit Number	Description

4.01	Form of Warrant

4.02	Form of Advisor Warrant

10.01	Form of Loan and Security Agreement dated

10.02	Form of Intellectual Property and Security Agreement

99.01	Press Release Dated March 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Issuer has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NEURALSTEM, INC

By:	/s/ I. Richard Garr
I. Richard Garr Chief Executive Officer

Dated: March 27, 2013

INDEX TO EXHIBITS

Exhibit Number	Description

4.01	Form of Warrant

4.02	Form of Advisor Warrant

10.01	Form of Loan and Security Agreement dated

10.02	Form of Intellectual Property and Security Agreement

99.01	Press Release Dated March 25, 2013